FORM 5

[ ]  Check there if no                     ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See 1(b)                     Expires:          December 31, 2001
[ ]  Form 3 Holdings Reported               Estimated average burden
[X]  Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and address of Reporting Person*

     Michael Goldberg
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     (Last)                          (First)                     (Middle)

     230 Park Avenue
     Suite 453
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                                    (Street)

     New York, New York 10169
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    Constellation 3D, Inc. (CDDD)
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 3. IRS Identification Number
    of Reporting Person, if an entity (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
    December 31, 2000                  |
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 6. Relationship of Reporting Persons to Issuer (Check all applicable)

        [ X  ]  Director                     [    ]  10% Owner

        [ X  ]  Officer                      [    ]  Other (specify below)
                (give title below)

         Director of Legal Affairs, Interim Chief
        -----------------------------------------

         Operating Officer, and Secretary
        -----------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]  Form filed by One Reporting Person
   [   ]  Form filed by More than One Reporting Person
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
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                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |  (D)    |
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Common Stock                     |     03/31/00              |    S4                   |      200       |   D     |    $40.00
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Common Stock                     |     04/01/00              |    S4                   |      200       |   D     |    $42.50
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Common Stock                     |     04/02/00              |    S4                   |      200       |   D     |    $40.00
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Common Stock                     |     04/18/00              |    S4                   |      200       |   D     |    $21.375
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Common Stock                     |     04/19/00              |    S4                   |      300       |   D     |    $21.50
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Common Stock                     |     05/04/00              |    S4                   |      100       |   D     |    $21.25
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 and 4)       |    (Instr. 4)           |
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Common Stock                     |                           |                         |
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Common Stock                     |                           |                         |
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Common Stock                     |                           |                         |
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Common Stock                     |                           |                         |
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Common Stock                     |                           |                         |
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Common Stock                     |      $143,300(1)          |          D              |
===================================================================================================================================

* If the form is filed by more than one reporting person, see instruction 4(b)(v).

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
                                                                                                        ---------------------------
                                                                                                        |     (A)     |    (D)
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Includes effect of sales made and previously reported.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Michael Goldberg                                    February 12, 2001
------------------------------------                   -------------------
**Signature of Reporting Person                               Date
      Michael Goldberg

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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